                                     [LOGO]


                                 VF CORPORATION


                                                                 March 10, 1997



Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of VF Corporation, which will be held on Tuesday, April 15, 1997, at The Inn at Reading, Park Road & Warren Street By-Pass, Wyomissing, Pennsylvania, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

        At the meeting, shareholders will be asked to elect four directors, approve the 1996 Stock Compensation Plan, and consider such other matters as may properly come before the meeting.

        Your Board of Directors recommends a vote FOR the election of directors and FOR the 1996 Stock Compensation Plan.

        Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

        Your interest and participation in the affairs of the Corporation are most appreciated.




                                   Sincerely,



                                   L. R. Pugh
                                   Chairman of the Board

                                     [LOGO]

                                 VF CORPORATION

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held
                                 April 15, 1997

                                                                March 10, 1997

To the Shareholders of VF CORPORATION:

        The Annual Meeting of Shareholders of VF Corporation will be held at The Inn at Reading, Park Road & Warren Street By-Pass, Wyomissing, Pennsylvania, on Tuesday, April 15, 1997, at 10:30 a.m., for the following purposes:

          (1)       to elect four directors in accordance with the By-Laws;

          (2) to consider and vote upon the Corporation's 1996 Stock Compensation Plan (see page 19 of the accompanying proxy statement); and

          (3) to transact such other business as may properly come before the meeting and at any adjournments thereof.

          A copy of the Annual Report for 1996 is enclosed for your information.

          Only shareholders of record as of the close of business on February 24, 1997 will be entitled to vote at the meeting.


                                            By Order of the Board of Directors


                                                        L. M. Tarnoski
                                                  Vice President-Secretary



                             YOUR VOTE IS IMPORTANT

                 YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                 PROXY STATEMENT


          FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS OF VF CORPORATION

          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at the Annual Meeting of Shareholders of the Corporation on April 15, 1997 and at any adjournment or adjournments of the meeting (the "Meeting") for the purposes described in the foregoing notice of the Meeting. Proxies which are validly executed by shareholders and which are received by the Corporation prior to the Meeting will be voted in accordance with the instructions contained thereon. If no instructions are given, a proxy will be voted (1) for the election of the four nominees proposed for election as directors and (2) for the approval of the 1996 Stock Compensation Plan.

          The securities entitled to vote at the Meeting consist of shares of Common Stock and Series B ESOP Convertible Preferred Stock ("Series B Stock") of the Corporation. There were 65,907,284 outstanding shares at the close of business on February 24, 1997, consisting of 64,025,769 shares of Common Stock and 1,881,515 shares of Series B Stock. Each share is entitled to one vote. Only holders of record at the close of business on February 24, 1997 will be entitled to vote at the Meeting. The holders of a majority of the outstanding shares must be present in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. A plurality of the shares present at the Meeting in person or by proxy is required for the election of directors. The affirmative vote of a majority of the shares present at the Meeting in person or by proxy is required to approve the 1996 Stock Compensation Plan. Abstentions and broker non-votes will be counted for the purpose of determining a quorum but neither will be counted in the election of directors or for the approval of the 1996 Stock Compensation Plan.

          A copy of the Corporation's Annual Report for the fiscal year ended January 4, 1997 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

          The mailing address of the Corporation's executive office is P.O. Box 1022, Reading, Pennsylvania 19603. The approximate date on which this proxy statement and the form of proxy were first mailed or given to security holders was March 10, 1997.









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


                              ELECTION OF DIRECTORS

          The four persons listed below have been nominated by the Board of Directors to serve as directors. In accordance with the Corporation's tenure policy, William E. Pike, who will retire as a director at the 1999 Annual Meeting, is recommended for a two-year term. Three directors are recommended to serve until the 2000 Annual Meeting. Also in accordance with the Corporation's tenure policy, Roger S. Hillas will not be standing for reelection. The Corporation acknowledges the outstanding service rendered by Mr. Hillas since his election as a director in 1982.

          It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election as directors of the following nominees. In the event that any nominee is unable to serve or will not serve as a director, it is intended that the proxies solicited hereby will be voted for such other person or persons as may be nominated by management. Vacancies in the Board of Directors may be filled by the Board of Directors, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen.


-------------------------------------------------------------------------------
                                                                 Year in Which
                                                                  Service as a
Name                               Principal Occupation          Director Began
-------------------------------------------------------------------------------
To Serve Until the
1999 Annual Meeting

William E. Pike, 68 ......... Former Executive Vice President,
                              J.P. Morgan & Co. Incorporated .......  1972
To Serve Until the
2000 Annual Meeting

Robert J. Hurst, 51.......... Vice Chairman, Goldman, Sachs & Co. ..  1994

M. Rust Sharp, 56 ........... Of Counsel, Pepper, Hamilton &
                              Scheetz (Attorneys)...................  1984

L. Dudley Walker, 66 ........ Chairman of the Board,
                              Bassett-Walker, Inc. .................  1984
-------------------------------------------------------------------------------

          In 1960, Mr. Pike joined Morgan Guaranty Trust Company of New York, with which the Corporation maintains banking relationships and certain investment banking relationships with its affiliates. He served in several positions with Morgan until February 1986, when he was elected Executive Vice President of J.P. Morgan & Co. Incorporated, the parent company of Morgan Guaranty. Mr. Pike retired from J.P. Morgan & Co. in 1989. He also serves as a director of American States Insurance Company. Mr. Pike is a member of the Executive, Finance, Nominating, and

Organization and Compensation Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

          Mr. Hurst is a Vice Chairman of Goldman, Sachs & Co. (an international investment banking and securities firm), which he joined in 1974 and with which the Corporation maintains investment banking relations. He became a general partner in 1980 and head of the Investment Banking Division in 1990. Mr. Hurst also serves as a director of USF&G Corporation. He is also President of the Board of Trustees of The Jewish Museum, Trustee of the Whitney Museum of American Art and a member of Wharton School Graduate Executive Board, the Council of Foreign Relations and the Committee for Economic Development. He serves as a member of the Finance and Nominating Committees of the Board of Directors.

          Mr. Sharp has been "Of Counsel" to Pepper, Hamilton & Scheetz, a Philadelphia, Pennsylvania law firm, since December 1996. He was previously a partner with the law firm of Clark, Ladner, Fortenbaugh & Young, a Philadelphia, Pennsylvania law firm. Each of these law firms has provided legal services to the Corporation. He is a director of Pennock Company, a national wholesale florist. Mr. Sharp is a member of the Executive and Finance Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

          Mr. Walker served as President and Chief Executive Officer of Bassett-Walker, Inc., a wholly-owned subsidiary of the Corporation, from 1960 to 1987; he has been a director of Bassett-Walker since 1952 and Chairman of its Board since 1978. Mr. Walker also serves as a director of Crestar Financial Corporation, a bank holding company, Crestar Bank and Hooker Furniture Corp. He is a member of the Pension Advisory Committee of the Board of Directors.

------------------------------------------------------------------------------------
                                                                     Year in Which
                                                                      Service as a
Name                               Principal Occupation              Director Began
------------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 1999
Annual Meeting

Ursula F. Fairbairn, 54 ..... Executive Vice President-Human
                              Resources & Quality, American
                              Express Company......................... 1994

Barbara S. Feigin, 59 ....... Executive Vice President,
                              Grey Advertising Inc.................... 1987

Mackey J. McDonald, 50....... President and Chief Executive Officer
                              of the Corporation ..................... 1993






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

------------------------------------------------------------------------------------
                                                                     Year in Which
                                                                      Service as a
Name                               Principal Occupation              Director Began
------------------------------------------------------------------------------------
Lawrence R. Pugh, 64 ........ Chairman of the Board and Chairman
                              of the Executive Committee
                              of the Corporation..................... 1980
------------------------------------------------------------------------------------


          Mrs. Fairbairn joined American Express (a financial services company) as Executive Vice President-Human Resources & Quality in December 1996. From 1990 until joining American Express, she served as Senior Vice President of Human Resources of Union Pacific Corporation. From 1966 until joining Union Pacific, she was employed at IBM, where she last served as IBM Director of Education and Management Development. From 1973 to 1974, Mrs. Fairbairn served as a White House Fellow and Executive Assistant to the Secretary of the Treasury. Mrs. Fairbairn also serves as a director of General Signal Corp. She is a member of the Organization and Compensation, and Pension Advisory Committees of the Board of Directors.

          Mrs. Feigin has served as Executive Vice President and a member of the Agency Policy Council of Grey Advertising since 1983. She joined Grey in 1969, was elected Vice President in 1972 and Senior Vice President in 1975. Mrs. Feigin is past Chairman of the Advertising Research Foundation and serves on the Board of Overseers of Whitman College. Mrs. Feigin also serves as a director of Circuit City Stores, Inc. She is a member of the Audit, Nominating, and Organization and Compensation Committees of the Board of Directors.

          Mr. McDonald joined the Corporation's Lee subsidiary in February 1983 as Assistant Vice President - Product and Technical Services. In April 1984, he was named Vice President Business Planning of Lee and from October 1984 until December 1986, he served as President of the former Troutman subsidiary of the Corporation. In December 1986, he was named Executive Vice President of the Wrangler subsidiary, serving in that capacity until October 1988 when he was named President of Wrangler. He was named a Group Vice President of the Corporation in February 1991. In October 1993, Mr. McDonald was elected President and a director of the Corporation. Effective January 1, 1996, Mr. McDonald also assumed the position of Chief Executive Officer. He is a director of First Union National Bank of North Carolina and Hershey Foods Corporation. Mr. McDonald serves as a member of the Executive Committee and as an ex officio member of all other committees of the Board except the Audit, Nominating, and Organization and Compensation Committees.

          Mr. Pugh joined the Corporation as President in February 1980. He served as Chief Executive Officer from March 1982 until December 31, 1995, when he relinquished the CEO position. Mr. Pugh retired as a salaried officer of the Corporation on February 1, 1997. He continues to serve as Chairman of the Board, a position he has held since 1983. Mr. Pugh is a director of The Black & Decker Corporation, Mercantile Stores Company, Inc., Milliken & Company and UNUM Corporation. Mr. Pugh is Chairman of the Executive Committee and serves as an ex officio member of all other committees of the Board except the Audit, Nominating, and Organization and Compensation Committees.

------------------------------------------------------------------------------------
                                                                     Year in Which
                                                                      Service as a
Name                               Principal Occupation              Director Began
------------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 1998
Annual Meeting

Robert D. Buzzell, 63 ....... Distinguished Professor,
                              School of Business Administration -
                              George Mason University ................ 1983

Edward E. Crutchfield, 55 ....Chairman and Chief Executive
                              Officer, First Union Corporation ....... 1992

Leon C. Holt, Jr., 71 ....... Former Vice Chairman and Chief
                              Administrative Officer,
                              Air Products and Chemicals, Inc. ....... 1983


          Dr. Buzzell has served as a Distinguished Professor at the School of Business Administration of George Mason University since September 1993. He served on the faculty of the Harvard Graduate School of Business Administration from 1961 to 1993. He was appointed Professor of Business Administration in 1967 and named to the Sebastian S. Kresge Professorship in 1980. Dr. Buzzell also serves as a director of Interpractice Systems, Inc. and Harleysville Insurance Companies. He is a member of the Organization and Compensation, and Pension Advisory Committees of the Board of Directors.

          Mr. Crutchfield joined First Union (a banking and financial services company) in 1965 and served in various managerial positions until he was named President of First Union National Bank in 1973. He was named Chief Executive Officer of the Bank in 1978. Mr. Crutchfield was named President of First Union Corporation in 1983, Chief Executive Officer in 1984 and Chairman in 1985. The Corporation maintains banking relationships with First Union. Mr. Crutchfield serves as a director of First Union Corporation, The Liberty Corporation, Bernhardt Industries, Inc., the Charlotte-Mecklenburg Hospital Authority, and the National Board of Directors for Communities and Schools. He is a trustee of Davidson College, the Institute of Private Enterprise-The University of North Carolina at Chapel Hill and the Independent College Fund of North Carolina and serves as Chairman of Johnson C. Smith University's Campaign For The 90's. He is a member of the Audit, Finance, and Organization and Compensation Committees of the Board of Directors.

          Mr. Holt joined Air Products and Chemicals, Inc. (an industrial gases and chemicals company) in 1957. Prior to his election as Vice Chairman and Chief

Administrative Officer in 1978, Mr. Holt served as Vice President and General Counsel and as Vice President-Administration of that company. Mr. Holt retired from Air Products and Chemicals in 1990. Mr. Holt is a trustee of the Allentown Art Museum, the Committee for Economic Development, the Rider-Pool Foundation and is a member of the Board of Advisors of the University of Pennsylvania Institute for Law and Economics. He is a member of the Audit, Executive, and Finance Committees of the Board of Directors.

DIRECTORS' COMPENSATION
          Each director who is not a salaried officer or employee of the Corporation or its subsidiaries is paid an annual stipend of $28,000, payable monthly, plus a fee of $1,200 for each Board meeting attended. Each non-employee director who serves on a committee is paid $1,000 for each meeting attended which is held on a day when a meeting of the Board is not convened and $500 for each meeting attended which is held on a day when a meeting of the Board is convened. Each non-employee director serving as a chairman of a committee receives an additional stipend of $200 for each committee meeting attended which is held on a day when a meeting of the Board is not convened and $100 for each committee meeting attended held on a day when a meeting of the Board is convened. Commencing February 1, 1997, the Chairman of the Board receives an additional annual stipend of $25,000, payable monthly. The Chairman of the Board does not receive meeting fees. Travel and lodging expenses are reimbursed. No director who is a salaried officer or employee of the Corporation or one of its subsidiaries receives any compensation in addition to his regular salary for attendance at meetings of the Board or any of its committees. Each non-employee director may elect to defer all or part of his or her stipend and fees into (a) the Corporation's Deferred Compensation Plan which credits deferrals at a rate of return equivalent to a ten-year A-rated corporate bond or (b) effective March 1, 1997, equivalent units of the Corporation's Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums are payable to the participant upon termination of service or such later date specified in advance by the participant. Five directors have elected to defer compensation.

          Under the 1991 Stock Option Plan (the "1991 Option Plan"), in December of each year, each non-employee director is automatically granted a non-qualified stock option to purchase shares of Common Stock and a corresponding limited stock appreciation right. The limited stock appreciation right is exercisable only in the event of a "Change in Control" of the Corporation. The number of shares of Common Stock subject to each annual non-qualified stock option is determined by a formula set forth in the 1991 Option Plan. Options granted to non-employee directors are exercisable six months after the date of grant at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. On December 3, 1996, each non-employee director was granted a non-qualified option for 2,400 shares at an exercise price of $68.20 per share.

          If the shareholders approve the 1996 Stock Compensation Plan, no further grants will be made to directors under the 1991 Stock Option Plan. In keeping with the Corporation's policy of aligning the interests of directors to those of its shareholders, it is anticipated that annual grants will be made to directors under the 1996 Stock Compensation Plan. (See Proposal 1 Approval of the 1996 Stock Compensation Plan beginning on page 19.)

          Each non-employee director is eligible to participate in the Corporation's matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year.

          The Corporation has never provided pension, medical or life insurance benefits to its non-employee directors.


                          BOARD MEETINGS AND COMMITTEES

          During 1996, there were six meetings of the Board of Directors. All members of the Board attended at least 75% of the total number of meetings of the Board and all committees on which they served.

          Consistent with what it perceives to be good principles of corporate governance, the Corporation's historic practice has been to require that the majority of its Board consists of directors who have never served as employees of the Corporation, currently nine of twelve directors. The Board has Audit, Executive, Finance, Nominating, Organization and Compensation, and Pension Advisory Committees. The following committees of the Board have primary responsibility for audit, nomination or compensation matters and consist solely of non-employee directors.

          AUDIT COMMITTEE: This committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting the independent auditors for the Corporation, (2) reviewing the scope of the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit and (4) overseeing the scope and adequacy of the Corporation's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Corporation. The members of the committee are Messrs. Hillas (Chairman), Crutchfield, Holt and Mrs. Feigin. The committee held two meetings during 1996.

          NOMINATING COMMITTEE: The responsibilities of this committee include the screening of potential candidates for director and the recommendation of candidates to the Board of Directors. The Corporation's By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder's intent to nominate a person for election as a director at a meeting is received by the Secretary of the Corporation (1) in the case of an Annual Meeting, not less than 150 days prior to the date of the Annual Meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The committee will consider suggestions from the Corporation's shareholders, which should be submitted to the Secretary of the Corporation. The committee may refuse to take action on such recommendation, in which case the shareholder proposing the nominee would have to follow the formal procedures set forth in the By-Laws. The members of the committee are Mrs. Feigin (Chairman), and Messrs. Hurst and Pike. During 1996, the committee held two meetings.

          ORGANIZATION AND COMPENSATION COMMITTEE: It is the responsibility of this committee to make a continuing review of the Corporation's compensation and benefit programs, to consider its organizational structure, including management development and succession, and to make recommendations to the Board regarding such programs and structure. This committee also has responsibility for (1) reviewing and recommending to the Board salary and incentive compensation for the Corporation's Chief Executive Officer and other executive officers and (2) reviewing and recommending to the Board of Directors short-term and long-term incentive compensation programs and setting performance goals. The members of the committee are Messrs. Pike (Chairman), Buzzell, Crutchfield and Mrs. Fairbairn and Mrs. Feigin. The committee held three meetings during 1996.

          Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the 1934 Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the Performance Graph on page 16 shall not be incorporated by reference into any such filings.


                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM

          The goal of the Corporation's Executive Compensation Program (the "Program") is to attract, retain and motivate the Corporation's management team to produce above average returns for shareholders.

          The Program incorporates three compensation objectives. First, the Program seeks to offer total compensation at levels that are competitive with other large U.S. based companies with which the Corporation may compete for executive talent. Based on advice received by the Corporation from its independent compensation consultant, the Organization and Compensation Committee of the Board (the "Compensation Committee") believes that the Towers Perrin executive compensation database, which includes executive compensation data for over 500 large U.S. based companies, fairly represents this group (the "Corporation's Peer Group"). Second, the Program aims to provide incentives to executives based on corporate and individual performance and to reward superior performance with superior levels of compensation. Third, the Program seeks to encourage maximization of long-term total shareholder return by providing executives with long-term incentives tied to stock value which will create similar interests among the shareholders and executives. The Corporation balances each of the Program's objectives by establishing target compensation levels for executive pay which are achieved through a combination of base salary, annual incentive pay, restricted stock and stock options designed to create long-term incentives.

          It is the philosophy of the Corporation that a significant portion of each executive's total compensation should be at-risk based on the financial performance of the Corporation. The at-risk components of total compensation are progressively greater for higher level positions. For 1996, the at-risk components of the targeted compensation packages for those executive officers named in this proxy statement who received bonus awards ranged from 55% to 72%.

COMPETITIVE COMPENSATION TARGETS

          Total compensation targets, consisting of base salary and annual and long-term incentive awards, are set annually for all management positions. Information provided by the Corporation's independent compensation consultant regarding the Corporation's Peer Group as well as companies within the S&P Textile (Apparel Manufacturers) Index together with analysis of published survey materials and relevant proxy statements form the Compensation Committee's basis for establishing compensation targets.

          In general, commensurate with each position's responsibility and impact on results, total compensation for each of the Corporation's executive officers is targeted to be at the 75th percentile of compensation paid to executives in comparable positions within the Corporation's Peer Group. The 75th percentile of total compensation is achieved through annual salary and cash incentives and the value of long-term incentive awards (including stock options) only if targeted performance goals established by the Compensation Committee under the Corporation's Executive Incentive Compensation Plan ("EIC Plan") and Discretionary Executive Bonus Plan ("DEB Plan") are met.

          Under the EIC Plan, a performance goal based on the Corporation's primary earnings per share, excluding the effects of extraordinary and non-recurring items, is set each year by the Compensation Committee. Depending upon the level of achievement of the performance goal, annual awards may range from 0 to 150% of the target award for each EIC Plan participant. The maximum individual award in any year is $1,500,000. The Committee may exercise discretion to reduce awards generally or for any individual participant.

          The purpose of the DEB Plan is to enable the Compensation Committee to establish performance goals for senior members of management based on financial measurements which may include but are not limited to the earnings per share measurement provided for in the EIC Plan. Under the DEB Plan, the Board retains the discretion to increase or decrease awards based on its evaluation of individual performance and other factors it deems relevant.

          Stock options are typically granted annually to provide executive officers and other employees with a long-term incentive opportunity. The size of each grant generally increases with the level of responsibility of the executive officer. The grant to each executive officer named in this proxy statement also depends upon the Compensation Committee's assessment of the individual's performance. The Committee does not assign specific weighting to these factors.

SUMMARY OF ACTIONS TAKEN BY THE ORGANIZATION AND COMPENSATION COMMITTEE

1996 MERIT INCREASES
          At its October 1995 meeting, the Compensation Committee approved merit increase budgets for the Corporation and its subsidiaries based on competitive data presented to the Committee on projected 1996 merit increase budgets for comparable United States companies. The Corporation's overall 1996 merit increase budget was 4%. At its February 1996 meeting, the Committee approved salary increases to be effective as of January 1, 1996. The salary increase for each executive officer was set based on the Committee's assessment of the individual's performance and the individual's salary within his or her salary grade as well as salary practices of comparable companies.

BONUS AWARDS
          At its February 1996 meeting, the Compensation Committee fixed the EIC Plan and DEB Plan performance targets for the Corporation and the targeted bonuses for each participating executive. The dollar amount of each targeted bonus was based upon a percentage of the midpoint of the salary range for the executive's position. At its February 1997 meeting, the Committee granted EIC Plan and DEB Plan awards to the named executive officers based on the Corporation having substantially exceeded the EIC Plan and DEB Plan performance targets for 1996 and a review and assessment by the Committee of the performance of the named executive officers. In setting the EIC Plan and DEB Plan awards, the Committee gave primary weight to the level of achievement of the respective performance targets.

STOCK OPTION AND RESTRICTED STOCK AWARDS
          At its December 1996 meeting, the Compensation Committee reviewed the Corporation's philosophy with respect to stock option grants. In order to instill an entrepreneurial spirit among its employees, it is the Corporation's practice to grant options to a significant number of management-level employees. In 1996, stock options were granted to 582 management-level employees. The stock options awarded to executive officers named in this proxy statement were based on the Committee's assessment of the individual's total compensation from a competitive perspective within the guidelines established by the Corporation and the executive's performance.

          At its February 1996 meeting, the Compensation Committee fixed the 1996 performance objective under the Key Employee Restricted Stock Plan ("KERS Plan"). Messrs. McDonald, Schamberger and MacFarlan were designated as participants in this Plan. Restricted stock awarded under the KERS Plan is intended to be a long-term retention incentive and is not a component of targeted total compensation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
          The Chief Executive Officer's salary, bonus awards, stock option grant and restricted stock award follow the policies described above.

          Mr. McDonald's salary increase for 1996 was 28.4%, reflecting the change in his responsibilities from Chief Operating Officer to Chief Executive Officer, and was based on salary data provided by the Corporation's independent compensation consultants, together with the projection of total targeted compensation within the guidelines described above.

          Mr. McDonald's incentive compensation and stock awards for 1996 were based primarily upon the financial performance of the Corporation under Mr. McDonald's leadership.

          The Corporation achieved record sales and earnings for the fiscal year. Net income for 1996 increased 90% to a record $299.5 million or $4.64 per share from $157.3 million or $2.41 per share in 1995. Excluding the effects of special charges of $155.9 million, equal to $1.61 per share, which were taken in 1995 as a result of actions intended to reduce administrative and manufacturing costs, and to align inventories, net income and earnings per share in 1996 were both up 15%. Sales in 1996 reached $5,137.2 million, up from $5,062.3 million in 1995.

          The Compensation Committee concluded that Mr. McDonald is making key contributions to the Corporation's continued success in an increasingly competitive environment. Since assuming the position of Chief Executive Officer on January 1, 1996, Mr. McDonald has initiated a strategic plan for the Corporation that focuses on growth through increased investment in core brands, cost reductions and a more balanced manufacturing base. As part of this plan, Mr. McDonald has implemented major changes to the Corporation's organizational structure to enhance efficiency.

          The Compensation Committee awarded Mr. McDonald a total of $1,536,600 under the EIC Plan and DEB Plan based on the Plans' performance targets being substantially exceeded.

          The Compensation Committee also granted Mr. McDonald a stock option for 75,000 shares of the Corporation's Common Stock. The grant was based on the Committee's evaluation of Mr. McDonald's accomplishments in 1996 and his total compensation, as compared with total compensation, including long-term incentive compensation, of CEOs of corporations of comparable size. No specific weighting was assigned to these factors.

          The Compensation Committee awarded Mr. McDonald 5,000 shares of restricted Common Stock pursuant to the 1995 KERS Plan based on achievement of the Plan's 1996 performance objective, which was a targeted level of growth in earnings per share. The shares will not vest unless Mr. McDonald remains an employee of the Corporation until December 31, 2005.

TAX DEDUCTIBILITY CONSIDERATIONS
          Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. The proposed 1996 Stock Compensation Plan (see Proposal 1 Approval of the 1996 Stock Compensation Plan) is designed to meet these requirements as is the Corporation's EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interests of shareholders. Tax deductibility is only one consideration, and not the most significant consideration, in determining the type and amount of compensation. In connection with the DEB Plan, the Board of Directors maintains discretion to increase as well as decrease awards based on the Board's assessment of individual performance and other factors deemed relevant. Accordingly, the DEB Plan does not meet the requirements of Section 162(m). In granting awards, the Board will nevertheless take into consideration any potential loss of deductibility. For compensation received in respect of 1996 performance, Mr. McDonald has elected to defer receipt of an amount of compensation sufficient to eliminate any potential loss of deductibility.

                         William E. Pike, Chairman
              Robert D. Buzzell             Edward E. Crutchfield
              Ursula F. Fairbairn           Barbara S. Feigin


                            EXECUTIVE COMPENSATION

      The following table sets forth a summary of the compensation paid or accrued for the years 1994 through 1996 by the Corporation to or for the benefit of the named executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                      ANNUAL COMPENSATION                       AWARDS             PAYOUTS
                         -------------------------------------------------    ----------------------------------
                                                                  OTHER       RESTRICTED    STOCK
                                                                  ANNUAL         STOCK      OPTIONS/      LTIP      All other
     NAME AND                                                     COMPEN-       AWARD(S)      SARS       PAYOUTS     Compens-
PRINCIPAL POSITION       YEAR       SALARY($)     BONUS($)      SATION($)(1)      ($)           $           ($)    sation ($)(2)
--------------------------------------------------------------------------------------------------------------------------------
M.J. McDonald(3)         1996        700,000     1,536,600            -        341,250(5)    75,000          0        10,000
President and            1995        545,000       350,000            -              0       70,000          0        10,000
Chief Executive          1994        525,000       700,000         78,860      253,125(6)    50,000          0        10,000
Officer

--------------------------------------------------------------------------------------------------------------------------------
L.R. Pugh(4)             1996        825,800             -        102,675            0            0          0        10,000
Chairman of the          1995        790,000        400,00        118,458            0       70,000          0        10,000
Board                    1994        760,000     1,000,000        118,000            0       90,000          0        10,000

--------------------------------------------------------------------------------------------------------------------------------
J.P. Schamberger         1996        400,000       590,000            -        136,500(5)    22,000          0        10,000
vice President and       1995        359,333       256,000        150,371            0       22,000          0        10,000
Chairman-Jeanswear       1994        270,000       280,000            -              0       16,000          0        10,000
Coalition

--------------------------------------------------------------------------------------------------------------------------------
D.G. MacFarlan           1996        350,000       520,000            -        136,500(5)    17,000          0        10,000
Vice President and       1995        316,250       200,000            -              0       17,000          0        10,000
Chairman-Knitwear,       1994        187,310       150,000            -              0       12,000          0        10,000
Playwear and Intimate
Apparel Coalitions

--------------------------------------------------------------------------------------------------------------------------------
G.G. Johnson             1996        370,000       505,000            -              0       17,000          0        10,000
Vice President-          1995        356,000       110,000            -              0       15,000          0        10,000
Finance and              1994        343,000       340,000            -              0       16,000          0        10,000
Chief Financial
Officer




(1) This column includes the incremental cost to the Corporation of providing perquisites and other personal benefits not included under Salary or Bonus, where the amount of such benefits exceeds the lesser of $50,000 or 10% of the executive's Salary plus Bonus. Of the 1996 amount shown for Mr. Pugh, $48,482 represents personal aircraft transportation cost and $38,414 represents social club membership dues.

(2) The amount in this column represents the matching contribution of the Corporation under the Executive Deferred Savings Plan.

(3) Mr. McDonald served as President and Chief Operating Officer of the Corporation in 1994 and 1995. He was named President and Chief Executive Officer effective January 1, 1996.

(4) During the past year, Mr. Pugh served in an advisory capacity to Mr. McDonald and senior management. Recognizing his changing role with the Corporation, Mr. Pugh and the Board had agreed in 1995 that neither an incentive bonus nor a stock option award should be made to him for 1996.

(5) Restricted stock awards, valued at $68.25 per share, were made on February 10, 1997, as follows: Mr. McDonald - 5,000 shares; Mr. Schamberger - 2,000 shares; and Mr. MacFarlan - 2,000 shares. Dividends paid on restricted stock are reinvested in additional shares.

(6) At fiscal year-end, Mr. McDonald held 5,253 restricted shares, having an aggregate value of $347,355, based on the closing price of the Corporation's Common Stock on January 3, 1997.

                                STOCK OPTIONS

      The following table sets forth for the executive officers named in this proxy statement information regarding the grant of stock options by the Corporation in the 1996 fiscal year and their potential realizable values. Thirty-five percent (35%) of each of these options was granted under the 1991 Stock Option Plan. The balance of each of these options was granted under the 1996 Stock Compensation Plan, subject to shareholder approval. (See Proposal 1 - Approval of the 1996 Stock Compensation Plan.) No stock appreciation rights have been granted to employees under the 1991 Stock Option Plan or the 1996 Stock Compensation Plan other than limited stock appreciation rights which become exercisable only upon a Change in Control.

----------------------------------------------------------------------------------------------------------------
                              OPTION GRANTS IN THE 1996 FISCAL YEAR
----------------------------------------------------------------------------------------------------------------
                                                                                POTENTIAL
                                                                           REALIZABLE VALUE AT
                                                                              ASSUMED ANNUAL
                                                                           RATES OF STOCK PRICE
                                                                               APPRECIATION
                           INDIVIDUAL GRANTS                                 FOR OPTION TERM
----------------------------------------------------------------------------------------------------------------
                                        % OF
                       NO. OF           TOTAL
                     SECURITIES        OPTIONS
                     UNDERLYING      GRANTED TO   EXERCISE
                      OPTIONS         EMPLOYEES   OR BASE                      5%              10%
                      GRANTED         IN FISCAL    PRICE     Expiration     (Price =         (Price =
                        (#)             YEAR       ($/Sh)       Date        $112.39)         $178.97)
NAME
----------------------------------------------------------------------------------------------------------------
All shareholders         N/A             N/A        $69.00      N/A         2.7 billion(1)      $6.8 billion(1)
----------------------------------------------------------------------------------------------------------------
M.J. McDonald         75,000            7.8%         69.00    12/2006       $3,254,250          $8,247,750
L.R. Pugh                 --             --             --         --               --                 --
J.P Schamberger       22,000            2.3%         69.00    12/2006          954,580           2,419,340
D.G. MacFarlan        17,000            1.7%         69.00    12/2006          737,630           1,869,490
G.G. Johnson          17,000            1.7%         69.00    12/2006          737,630           1,869,490
----------------------------------------------------------------------------------------------------------------


(1) The aggregate value of the 63,907,874 outstanding shares of Common Stock of the Corporation on January 3, 1997, at the closing price of $66.125, was approximately $4.2 billion. If the Common Stock appreciates at a compound rate of 5% per year over the ten-year option term, the aggregate value of all such shares would be approximately $6.9 billion, an increase of $2.7 billion for all shareholders. Similarly, if the Common Stock appreciates at a compound rate of 10% per year over the ten-year option term, the aggregate value of all such shares would be approximately $11.0 billion, an increase of $6.8 billion for all shareholders. The purpose of providing this information is to indicate the total potential shareholder gain over the term of the options compared to the potential gain shown for the options.


          The following table sets forth for each of the named executive officers information regarding stock options exercised by such officers during the 1996 fiscal year, together with the number and value of stock options held at 1996 fiscal year-end, each on an aggregated basis.

--------------------------------------------------------------------------------------------------
        AGGREGATED OPTION EXERCISES IN THE 1996 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
--------------------------------------------------------------------------------------------------
                                                                                  VALUE OF
                                                              NUMBER OF          UNEXERCISED
                                                             UNEXERCISED        IN-THE-MONEY
                                                             OPTIONS AT          OPTIONS AT
                                                           FISCAL YEAR-END    FISCAL YEAR-END(1)
                           NUMBER OF
                        SHARES ACQUIRED        VALUE        EXERCISABLE/        EXERCISABLE/
NAME                      ON EXERCISE         REALIZED      UNEXERCISABLE       UNEXERCISABLE
--------------------------------------------------------------------------------------------------
M.J. McDonald                5,000            $   98,125       253,000/75,000       $4,810,575/$-0-
L.R. Pugh                  140,000            $3,273,913       376,800/   -0-       $6,540,280/$-0-
J.P. Schamberger               -0-                 --           68,000/22,000       $  870,100/$-0-
D.G. MacFarlan                 -0-                 --           43,500/17,000       $  696,237/$-0-
G.G. Johnson                27,000            $  512,562        71,000/17,000       $  860,475/$-0-
--------------------------------------------------------------------------------------------------

(1) Market value of underlying securities at fiscal year-end ($66.125), minus the exercise price.


                               FUTURE REMUNERATION

PENSION PLAN
          The Corporation maintains and contributes to the VF Corporation Pension Plan (the "Pension Plan"), a defined benefit plan which covers all of the Corporation's domestic employees, including the named executive officers.

          The following table reflects estimated annual benefits which would be payable, without regard to any limitation imposed by the Internal Revenue Code or the Employee Retirement Income Security Act of 1974 ("ERISA"), under the Pension Plan upon retirement of individuals in the specified remuneration and years of service classifications.

-------------------------------------------------------------------------------------------------------
  ASSUMED AVERAGE
ANNUAL COMPENSATION                    ESTIMATED ANNUAL BENEFITS BASED ON SERVICE OF:
-------------------------------------------------------------------------------------------------------
                        10 YEARS            15 YEARS                20 YEARS         26 YEARS OR MORE
-------------------------------------------------------------------------------------------------------
$  200,000             $   34,092          $   51,144            $    68,184            $   85,224
   400,000                 70,092             105,144                140,184               175,224
   600,000                106,092             159,144                212,184               265,224
   800,000                142,092             213,144                284,184               355,224
 1,100,000                196,092             294,144                392,184               490,224
 1,250,000                223,092             334,644                446,184               557,724
 1,500,000                268,092             402,144                536,184               670,224
 2,000,000                358,092             537,144                716,184               895,224
-------------------------------------------------------------------------------------------------------

          Benefits which are not payable under the Pension Plan because of certain Code and/or ERISA limitations are provided pursuant to the Corporation's Supplemental Executive Retirement Plan (see page 13). The amounts in the table have been computed on a straight life annuity basis and include entitlements from the Pension Plan and the Supplemental Executive Retirement Plan, as applicable.

          Each of the named executive officers has credited years of service under the Pension Plan as follows: Mr. McDonald - 14 years; Mr. Pugh - 17 years; Mr. Schamberger - 24 years; Mr. MacFarlan - 18 years; and Mr. Johnson - 8 years.

          The Pension Plan provides that if it is "Overfunded" upon the occurrence of a "Change in Control" of the Corporation (as those terms are defined in the Pension Plan), certain Pension Plan assets in excess of those needed to meet expected benefit entitlements are to be used fully and irrevocably to vest each participant's accrued benefit and provide increases in accrued benefits for active participants, retired participants, surviving spouses and beneficiaries and terminated vested participants. The Pension Plan is considered "Overfunded" to the extent that the fair market value of Pension Plan assets exceeds Pension Plan liabilities (primarily the actuarial present value of Pension Plan benefit entitlements).

          Had there been a Change in Control as of the end of the Corporation's 1996 fiscal year, the named executive officers would have estimated annual benefits vested (excluding any allocation of excess pension assets to participants) under the Pension Plan (without regard to Code and/or ERISA limitations) in approximately the following amounts: Mr. McDonald - $250,000; Mr. Pugh - $393,500; Mr. Schamberger - $122,000; Mr. MacFarlan - $74,500; and Mr. Johnson - $88,000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
          The Supplemental Executive Retirement Plan (the "SERP") is an unfunded, non-qualified plan for eligible participants designed (i) to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under ERISA and the Code and (b) an election to defer compensation under the Corporation's Deferred Compensation Plan and/or Executive Deferred Savings Plan and (ii) to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined the Corporation in mid-career or who lost pension benefits with former employers as a result of an early separation from service.

          Eligibility to receive a supplemental benefit under the SERP is discretionary with the Board of Directors, and the form of benefit is to be determined on an individual basis by the Compensation Committee of the Board of Directors.

          At the end of the Corporation's 1996 fiscal year, the Supplemental Annual Benefit Determinations approved by the Compensation Committee and the Board of Directors provide benefits to the named executive officers as follows:

          (1) Mr. Pugh's combined retirement income from the Pension Plan and the SERP was fixed by the Board of Directors at 58% of his final average compensation. "Final average compensation" is defined as the average of the highest three years of salary and bonus compensation received by Mr. Pugh during the ten-year period immediately preceding retirement. Upon his retirement on February 1, 1997, Mr. Pugh received a lump sum payment of $5.7 million of the actuarial equivalent of the accrued benefit he was entitled to receive under the SERP.

          (2) Each of Mr. McDonald and Mr. Johnson's combined retirement income from the Pension Plan and the SERP will be an amount equal to his Pension Plan benefit calculated (a) as if he had 25 credited years of service under the Pension Plan, (b) without regard to any limitation imposed by the Code or ERISA,
(c) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan and (d) on the basis of the average of the highest three years of his salary and bonus compensation during the five-year period immediately preceding retirement.

          (3) Each of Mr. Schamberger and Mr. MacFarlan's combined retirement income from the Pension Plan and the SERP will be an amount equal to his Pension Plan benefit calculated (a) without regard to the annual compensation limitation imposed by the Code and (b) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan.

          SERP benefits will become funded upon a "Change in Control" of the Corporation, as defined in the Change in Control Agreements described below. In this regard, the Corporation has established a trust with UMB Bank, N.A., as Trustee (the "SERP Trust"). The SERP Trust may be funded by the Corporation at any time to secure payment of certain SERP benefits not otherwise paid by the Corporation. Upon a Change in Control, the Corporation is required to fund the SERP Trust, which becomes irrevocable.

          Had there been a Change in Control as of February 24, 1997, the estimated annual benefits vested under the SERP and payable beginning at age 65 for each of the named executive officers were as follows: Mr. McDonald - $611,000; Mr. Pugh -0-; Mr. Schamberger - $98,000; Mr. MacFarlan - $60,500; and
Mr. Johnson - $300,500. As Mr. Pugh retired as of February 1, 1997, he is no longer a party to a Change in Control Agreement.

CHANGE IN CONTROL AGREEMENTS
          The Corporation has entered into Change in Control Agreements with certain executives of the Corporation (the "Agreements"). The Agreements provide severance benefits to the designated executives in the event their employment is terminated within a specified period after a "Change in Control" of the Corporation, as such term is defined in the Agreements.

          The Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by the Corporation upon notice to the executive and are automatically terminated if the executive's employment with the Corporation ceases. The Corporation may not terminate the Agreements (a) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a Change in Control or (b) within a specified period of time after a Change in Control occurs. Severance benefits include the lump sum payment of amounts ranging from
1.99 to 2.99 times the average annual compensation for the five taxable years ending prior to the date on which a Change in Control of the Corporation occurred.

          There are no limitations on the total payments to be made to an executive upon a Change in Control to prevent such payments from constituting excess "parachute payments" (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased taxes, penalties and interest resulting from severance payments under the Agreements by reason of such payments being treated as excess parachute payments.

          In addition, the Agreements also provide for funding of the severance benefits payable upon a Change in Control. In this regard, the Corporation has established a Trust with UMB Bank, N.A., as Trustee (the "CIC Trust"). Upon a Change in Control, the Corporation will fund the CIC Trust in an amount equal to the severance benefits payable under the Agreements. The CIC Trust secures payment to the executives of severance benefits payable under the Agreements to the extent not paid by the Corporation. (Also see Future Remuneration - Supplemental Executive Retirement Plan.)

          Had there been a Change in Control as of February 24, 1997, approximate payments under the Agreements upon severance of the named executive officers would have been as follows: Mr. McDonald - $3,854,700; Mr. Pugh -0-; Mr. Schamberger - $1,864,400; Mr. MacFarlan - $1,448,900; and Mr. Johnson - $2,074,200.

          Under the terms of the Agreements, the executives also would be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock, lump sum payments under the Corporation's SERP, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump sum payment upon attaining retirement age. Upon a Change in Control, the Corporation also will pay all reasonable legal fees and related expenses incurred by the executives as a result of the termination of their employment or in obtaining or enforcing any right or benefit provided by the Agreements.

DEFERRED SAVINGS PLANS

          The Corporation maintains an Executive Deferred Savings Plan (the "EDS Plan"), which is an unfunded, non-qualified deferred compensation arrangement for a select group of management and highly compensated employees of the Corporation and certain of its subsidiaries.

          The EDS Plan permits an eligible employee to defer the receipt of a specified portion of his or her compensation until the date of retirement, disability, death or termination of employment. The Corporation matches 50% of the first $20,000 deferred annually by each participant. Upon a "Change of Control" of the Corporation, certain matching contributions become fully vested and the Corporation is required to fully fund the amount accrued for each employee.

          Until 1992, the named executive officers, as well as other salaried employees were eligible to participate in the Corporation's Tax-Advantaged Savings Plan (the "TAS Plan"). Thereafter, the named executive officers, as well as certain other highly compensated employees, became ineligible to participate further in the TAS Plan and instead became eligible to participate in the EDS Plan effective February 1, 1992. Although the named executive officers may no longer make contributions to the TAS Plan and the Corporation is no longer making contributions to the TAS Plan on their behalf, they retain their existing benefits and continue to be participants thereunder.

          In January 1990, the TAS Plan was amended to include an Employee Stock Ownership Plan component and the ESOP trustee borrowed $65 million from the Corporation for the purpose of acquiring for the ESOP 2,105,263 shares of Series B Stock from the Corporation. Shares of Series B Stock are allocated to TAS Plan participants' accounts as the loan balance is amortized.

          The named executive officers participate in the leveraged ESOP feature of the TAS Plan. The TAS Plan provides that upon a "Change in Control" of the Corporation, the Corporation immediately will make a contribution to the TAS Plan in an amount sufficient to repay the balance of all outstanding "Acquisition Loans", and unallocated shares of Series B Stock shall be allocated to participants' accounts in proportion to their compensation. At December 31, 1996, 1,026,659 shares were unallocated under the ESOP.


                              PERFORMANCE GRAPH

          The following graph compares the Corporation's performance, as measured by the change in price of its Common Stock, plus reinvested dividends, with the Standard & Poor's ("S&P") 500 stock index and the S&P Textile (Apparel Manufacturers) stock index for the five years ended December 31, 1996.

-------------------------------------------------------------------------------
                   1991      1992       1993      1994       1995       1996
-------------------------------------------------------------------------------
VFC                 100       138        122       132       147         193
-------------------------------------------------------------------------------
S&P 500             100       108        118       120       165         203
-------------------------------------------------------------------------------
S&P Textile         100       106         80        79        89         122
================================================================================

Over a five-year period, the Corporation's total return of 93% compares with 103% and 22% for the S&P 500 and S&P Textile (Apparel Manufacturers) Indices, respectively.

                                  SECURITY OWNERSHIP OF CERTAIN
                                 BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS
        Shown below are persons known by the Corporation to have voting power and/or dispositive power over more than 5% of its Common Stock and Series B Stock, except as otherwise indicated in the footnotes below, as well as certain other information, all as of February 24, 1997.


--------------------------------------------------------------------------------
        BENEFICIAL OWNER                     AMOUNT OF            PERCENT
    AND NATURE OF OWNERSHIP             BENEFICIAL OWNERSHIP(1)   OF CLASS
--------------------------------------------------------------------------------
                                            Common Stock
William E. Pike, M. Rust Sharp
and PNC Bank, N.A., P.O. Box
7648, Philadelphia, PA 19101, as Trustees
under Deeds of Trust dated August 21,
1951(2)(3)(4) ..........................   6,972,668 shares        10.9%

William E. Pike, M. Rust Sharp
and PNC Bank, N.A., P.O. Box
7648, Philadelphia, PA 19101, as Trustees
under the Will of John E. Barbey,
deceased(2)(3)(4) ......................   4,488,976 shares         7.0%
                                          -----------------        -----
                    Total ..............  11,461,644 shares        17.9%


Sanford C. Bernstein & Co., Inc.
One State Street Plaza
New York, NY  10004(5)..................   4,591,820 shares         7.2%


                    Series B ESOP Convertible Preferred Stock

UMB Bank, N.A.,
P.O. Box 419226, Kansas City,
MO  64179, as Trustee of the Corporation's
Tax-Advantaged Savings Plan for
Salaried Employees......................   1,881,515 shares         100%

--------------------------------------------------------------------------------

(1) None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

(2) Messrs. Pike and Sharp are directors of the Corporation.

(3) Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

(4) Including shares in the above table, PNC Bank, N.A. held a total of 11,546,304 shares (18.1%) of the class outstanding of the Corporation's Common Stock in various trust and agency accounts on December 31, 1996. As to all such shares, the Bank had sole voting power over 78,879 shares, shared voting power over 11,464,911 shares, sole dispositive power over 19,044 shares and shared dispositive power over 11,487,525 shares. Including shares held by PNC Bank, N.A., its holding company parent, PNC Bank Corp, held a total of 88,869 shares with sole voting power, 11,464,911 shares with shared voting power, 20,334 shares with sole dispositive power and 11,487,525 shares with shared dispositive power.

(5) The information in the above table concerning Sanford C. Bernstein & Co., Inc., a registered investment advisor/broker dealer, was obtained from a
    Schedule 13G filed with the Securities and Exchange Commission on January 30, 1997. At December 31, 1996, Sanford C. Bernstein & Co., Inc. had sole voting power over 2,593,153 shares, shared voting power over 519,190 shares and sole dispositive power over 4,591,820 shares.


COMMON STOCK OWNERSHIP OF MANAGEMENT

          The following table reflects, as of February 24, 1997, the total beneficial ownership of Common Stock of the Corporation by each director and named executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Messrs. Pike and Sharp includes 11,461,644 shares reported under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A. as Trustees (see page 17). Other than Messrs. Pike and Sharp, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding.



                                           Amount and Nature of
                                           Beneficial Ownership        Total
                                         -------------------------     Shares
                                          Shares    Option Shares   Beneficially
             Name                        Owned(1)   Exercisable(2)     Owned
--------------------------------------------------------------------------------
Robert D. Buzzell ..................          800         7,800          8,600
Edward E. Crutchfield ..............        6,117(3)      4,200         10,317
Ursula F. Fairbairn ................          835         3,900          4,735
Barbara S. Feigin ..................        1,900         7,800          9,700
Roger S. Hillas ....................        3,538         7,800         11,338
Leon C. Holt, Jr. ..................        6,600(4)      5,700         12,300
Robert J. Hurst ....................        1,400         3,900          5,300
Mackey J. McDonald .................       21,590(5)    253,000        274,590
William E. Pike ....................   11,464,244         9,300     11,473,544
Lawrence R. Pugh ...................       12,618       376,800        389,418
M. Rust Sharp ......................   11,462,644         9,300     11,471,944
L. Dudley Walker ...................       27,500         7,800         35,300
John P. Schamberger ................        9,543(6)     68,000         77,543
Daniel G. MacFarlan ................        7,480(6)     43,500         50,980
Gerard G. Johnson ..................       10,000        71,000         81,000
All Directors and Executive Officers
   as a Group (20 persons) .........   11,601,164     1,036,700     12,637,864
--------------------------------------------------------------------------------

(1) Shares owned include shares held in trusts in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power: Mr. McDonald - 2,057 shares; Mr. MacFarlan - 2,488 shares; and all executive officers as a group - 8,895 shares. Does not include shares of Series B Stock held in trust in connection with an employee benefit plan, as to which participants also share voting power but have no present dispositive power (and no power to direct conversion into Common Stock), as follows: Mr. McDonald - 198 shares; Mr. Pugh - 198 shares; Mr. Schamberger - 303 shares; Mr. MacFarlan - 264 shares; Mr. Johnson - 198 shares; and all executive officers as a group - 2,228 shares. Shares owned also include shares held in a trust in connection with an employee benefit plan, as to which the following participants have dispositive power but no voting power: Mr. McDonald - 27 shares; Mr. MacFarlan - 2,992 shares; and all executive officers as a group - 3,019 shares.

(2) All shares in the column "Option Shares Exercisable" are subject to options under the 1982 Stock Option Plan and/or the 1991 Stock Option Plan.

(3) Includes 1,000 shares held in a trust of which Mr. Crutchfield is Trustee and holds voting and dispositive power with respect to these shares.

(4) Includes 2,000 shares held by the Holt Family Foundation, of which Mr. Holt is a Trustee. Mr. Holt shares voting and dispositive power with respect to these shares.

(5) Includes 10,253 shares of restricted stock over which Mr. McDonald holds voting power but not dispositive power.

(6) Includes 2,000 shares of restricted stock over which the officer holds voting power but not dispositive power.

PROPOSAL 1

APPROVAL OF THE 1996 STOCK COMPENSATION PLAN

          The Board of Directors of the Corporation has adopted, subject to shareholder approval, the 1996 Stock Compensation Plan (the "1996 Plan"), effective December 3, 1996.

          The Corporation's Board of Directors believes that attracting, motivating, and retaining employees and directors of superior ability is essential to the Corporation's growth and success. The Board believes that the long-term success of the Corporation is enhanced by a compensation program which includes long-term incentives relating to stock ownership, because such incentives more closely align the interests of employees and directors with those of the Corporation's shareholders by relating compensation to increases in shareholder value. Accordingly, stock options have been and are expected to continue to be a key element of compensation for executives, other employees and directors, and restricted stock can serve as an important element of such compensation as well.

          The 1996 Plan provides for grants of stock options, limited stock appreciation rights ("LSARs") and restricted stock as awards to employees and directors. The 1996 Plan is intended to replace the 1991 Stock Option Plan (the "1991 Plan") and 1995 Key Employee Restricted Stock Plan (the "1995 Plan"). If the 1996 Plan is approved by the Corporation's shareholders, authority to make further grants under the 1991 and 1995 Plans will terminate, although previously granted awards under those Plans will remain outstanding in accordance with their terms.

          The following is a brief description of the material features of the 1996 Plan. Such description is qualified in its entirety by reference to the full text of the 1996 Plan, a copy of which is attached as Exhibit A to this proxy statement.

          ADMINISTRATION. The 1996 Plan generally will be administered by the Compensation Committee. The Board may, however, itself perform the functions of the committee or may appoint a different committee to administer the 1996 Plan. Only directors who are not employees of the Corporation or its subsidiaries may serve on the committee administering the 1996 Plan (the "Committee"). If any member of the Committee does not qualify as a "Non-Employee Director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Rule 16b-3") or an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Committee may function through a subcommittee composed solely of two or more qualifying members, or the nonqualifying member of the Committee may abstain or recuse himself or herself from actions that would be affected by his or her nonqualifying status.

          Subject to the terms and conditions of the 1996 Plan, the Committee or the Board has discretionary authority to determine the employees and directors to whom, and the times at which, awards may be granted, the number of shares to be subject to each award and the terms, conditions and limitations of each award. This includes, among other things, authority to determine the times at which options will be exercisable, the time restricted stock will vest and become nonforfeitable and the performance conditions, if any, that will attach to restricted stock awards. Committee members shall not be personally liable in connection with any action, determination or interpretation taken or made in good faith under the 1996 Plan.

          In contrast to past plans, the 1996 Plan does not specify the type, timing, and amount of awards to be granted to non-employee directors. Under the 1996 Plan, the Board or Committee would be authorized to grant options, LSARs or restricted stock to non-employee directors in its discretion. The Board expects that, in general, it will determine the type, timing, and amount of such awards to non-employee directors as part of the overall policies for compensating non-employee directors which may from time to time be adopted by the Board.

          SHARES SUBJECT TO THE 1996 PLAN AND PER-PERSON LIMITATIONS. Under the 1996 Plan, the total number of shares of the Corporation's Common Stock that may be issued pursuant to all awards is 3,000,000 (subject to adjustment), constituting approximately 4.7% of the outstanding class, plus any shares available now or which become available in the future under the 1991 and 1995 Plans. The number of such shares of restricted stock to be awarded either as service awards or performance awards may not exceed 600,000 (subject to adjustment). At February 24, 1997, only 689,600 shares were available under the 1991 and 1995 Plans. Shares subject to an award (or to an award outstanding under the 1991 or 1995 Plans) that is canceled, forfeited, or expires or terminates without delivery of shares will also be available for awards under the 1996 Plan, except that shares to which an LSAR relates will be counted against the 1996 Plan limits when an LSAR is settled in cash, and shares issued as restricted stock will be counted against the 1996 Plan limits when restricted stock is settled by crediting of stock units. Shares issued under the 1996 Plan may be either authorized and unissued shares or shares controlled by the Corporation. On February 24, 1997, the last reported sale price of Common Stock in New York Stock Exchange Composite Transactions was $69.75 per share.

          The 1996 Plan imposes "per-person" limitations on the amount of awards to employees, to comply with Code Section 162(m). Under the Plan, no single participant may be granted during any calendar year options to purchase more than 125,000 shares (less any non-tandem LSARs) or more than 5,000 shares of restricted stock (subject to adjustment, as described below).

          ADJUSTMENTS AND EXTRAORDINARY CORPORATE EVENTS. The Committee or Board is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual per-person limitations under the 1996 Plan and subject to outstanding awards and make other appropriate adjustments in the event that shares of Common Stock are increased, decreased, or exchanged for a different number or kind of securities, or if additional, new or different securities are distributed with respect to outstanding Common Stock as a result of certain extraordinary corporate transactions, in order to preserve the intended benefits or potential benefits to participants. In the event of a merger, consolidation, or reorganization of the Corporation in which the interests of shareholders do not continue in a surviving corporation substantially unchanged, a dissolution or liquidation or sale of substantially all assets of the Corporation, or a change in control (as defined in Section 2.4 of the 1996 Plan) of the Corporation, the Committee or Board serving before the event may accelerate the exercisability of, lapse of restrictions on, or settlement date of awards, grant LSARs to option holders, pay cash to participants in settlement of outstanding options or stock units, grant new awards or make other adjustments or amendments, including providing for substitution of new awards by a successor employer. See "Other Terms of Awards".

          ELIGIBILITY. Employees of the Corporation and its subsidiaries and non-employee directors of the Corporation are eligible to be granted awards under the 1996 Plan. The Board expects that, as was the case with the 1991 Plan it replaces, participation in the 1996 Plan will be broad. See "Initial Awards".

          STOCK OPTIONS. The Committee or the Board is authorized to grant stock options, including both Incentive Stock Options (ISOs) which can result in potentially favorable tax treatment to participants and non-qualified stock options (i.e., options not qualifying as ISOs). The exercise price per share subject to an option will in each case be not less than 100% of the fair market value of a share on the date of grant. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally will be fixed by the Committee or the Board, except no ISO may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or shares having a fair market value equal to the exercise price, as the Committee or Board may determine from time to time, and the Committee or Board may establish procedures for broker assisted cashless exercises. ISOs are subject to certain additional limitations in order to qualify for favorable tax treatment.

          LSARS. The Committee or the Board is authorized to grant LSARs. An LSAR is a limited stock appreciation right, payable in cash and exercisable only upon the occurrence of a change in control (as defined), which entitles the participant to receive for each LSAR the excess of a defined "market price" of a share over the exercise price per share of a stock option to which the LSAR relates. The term "market price" means the greater of (i) the highest price per share paid in connection with the change in control and (ii) the highest trading price per share during the 60 days before the change in control. LSARs may or may not be in tandem with the related stock option; if in tandem, the exercise of the LSAR will result in the cancellation of the stock option; if not in tandem, the related stock option will remain outstanding even though the LSAR has been exercised. The term of each LSAR and related forfeiture provisions will be the same as the option to which the LSAR relates; the exercise or cancellation of an option will result in the cancellation of any unexercised LSAR to which the option relates.

          RESTRICTED STOCK. The Committee or Board is authorized to grant restricted stock. Restricted stock is a grant of shares which may not be sold or disposed of and which may be forfeited in the event of certain kinds of termination of employment or service as a director, prior to the end of the restricted period specified by the Committee or Board. The restricted period for restricted stock may not be less than one year, except in the event of accelerated lapse of restrictions upon a change in control or in connection with certain other extraordinary corporate events. A participant granted restricted stock generally has all of the rights of a shareholder of the Corporation, including the right to vote the shares and to receive dividends and distributions, except that dividends and distributions are automatically deemed reinvested in additional shares of restricted stock.

          PERFORMANCE AWARDS. The Committee or Board may condition the grant of restricted stock on the attainment of performance objectives. In such case, not later than 90 days after the beginning of a fiscal year, the Committee or Board shall establish a performance award target for that year and specify the performance objective which will be a condition to the grant of the performance award. The performance objective will relate to one or more specified annual corporate, business group or divisional levels of performance, as specified by the Committee or Board, relating to the following business criteria: earnings per share, net earnings, pretax earnings, operating income, net sales, market share, balance sheet measurements, cash return on assets, book value, shareholder return or return on average common equity. In establishing required performance levels, the Committee or Board may disregard or offset the effect of extraordinary or nonrecurring accounting items and changes in required accounting standards. Performance awards may also be authorized as to which the grant is subject to performance based on any of the business criteria specified above as compared to comparable performance of specified peer companies. The Committee or Board retains the discretion to reduce the amount of a performance award that is granted and to impose service requirements which must be met in addition to any required performance objectives.

          OTHER TERMS OF AWARDS. The Committee or Board may permit participants to defer payments relating to awards, including deferrals intended to defer taxation. In addition, the Committee or Board may permit participants to convert restricted stock into stock units as of the date restrictions on the restricted stock would otherwise lapse. A stock unit is a bookkeeping measure equal in value to a share, which will be payable at a specified settlement date by the Corporation in cash or by delivery of an actual share. Stock units generally will be credited with dividend equivalents which will be deemed reinvested in additional stock units. Payments under the 1996 Plan are subject to deduction to satisfy withholding taxes, and participants may be required to separately pay withholding taxes relating to receipt of shares under the 1996 Plan. The Committee or Board may permit participants to direct the Corporation to withhold shares from any award or deliver previously acquired shares to satisfy withholding obligations. Awards granted under the 1996 Plan generally are nontransferable except pursuant to the laws of descent and distribution, except that the Committee or Board may permit transfers of non-qualified stock options for estate planning purposes. Awards under the 1996 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise).

          AMENDMENT AND TERMINATION OF THE 1996 PLAN. The Board may amend, suspend or terminate the 1996 Plan at any time, but may not, without shareholder approval, amend the 1996 Plan to increase the number of shares reserved under the 1996 Plan or reduce the exercise price for options that may be granted under the 1996 Plan. The 1996 Plan does not otherwise specify a termination date, although ISOs cannot be granted more than ten years after the adoption of the 1996 Plan.

          INITIAL AWARDS. Subject to shareholder approval of the 1996 Plan, the Committee made initial grants of non-qualified stock options under the 1996 Plan to 582 employees on December 3, 1996. Each such option has an exercise price of $69.00 per share, representing 100% of the fair market value (as defined in the 1996 Plan) of a share at the date of grant. Each such option generally will become exercisable on December 3, 1997. Each such option expires ten years after the date of grant or earlier at or following termination of the participant's employment in specified circumstances.

          The following table sets forth the number of options which would have been granted in 1996 to named executive officers and specified groups of executive officers and employees under the 1996 Plan. If the 1996 Plan had been fully effective, no options would have been granted under the 1991 Plan.

                              NEW PLAN BENEFITS

                         1996 STOCK COMPENSATION PLAN




                                         NUMBER OF SHARES OF COMMON STOCK
                  NAME AND POSITION             UNDERLYING OPTIONS
                  -----------------      --------------------------------


                  M.J. McDonald                       75,000
                  President and
                  Chief Executive
                  Officer

                  L.R. Pugh                              -0-
                  Chairman of
                  the Board

                  J.P. Schamberger                    22,000
                  Vice President and
                  Chairman-Jeanswear
                  Coalition

                  D.G. MacFarlan                      17,000
                  Vice President and
                  Chairman-Knitwear,
                  Playwear & Intimate
                  Apparel Coalitions

                  G.G. Johnson                        17,000
                  Vice President-
                  Finance and Chief
                  Financial Officer

                  All Executive Officers as
                  a Group (10 in number)             177,500

                  All Non-Executive
                    Directors as a
                    Group (10 in number)              24,000

                  Non-Executive Officer
                    Employee Group
                    (including current
                    officers who are not
                    executive officers)              778,800


          None of the options granted under the 1996 Plan will be exercisable unless the shareholders approve the 1996 Plan. In the event that shareholders do not approve the 1996 Plan, the initial grants of options under the 1996 Plan will be canceled (see Stock Option grants).

          FEDERAL INCOME TAX IMPLICATIONS OF THE 1996 PLAN. The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the 1996 Plan.

          The grant of an option or LSAR will create no tax consequences for the participant or the Corporation. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercise of an option other than an ISO, the participant generally must recognize ordinary income equal to the fair market value of the shares acquired on the date of exercise minus the exercise price. Upon exercise of an LSAR, the participant generally must recognize ordinary income equal to the cash received.

          The Corporation generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or LSAR. The Corporation generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Corporation will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

          Because restricted stock granted under the 1996 Plan is restricted as to transferability and subject to a substantial risk of forfeiture for a period of time after grant, a participant generally will not be subject to taxation at the time of such grant. The participant generally must recognize ordinary income equal to the fair market value of the shares at the time the restricted stock becomes transferable or not subject to a substantial risk of forfeiture. In connection with restricted stock or stock units, the Corporation generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant (except as limited under Code Section 162(m), discussed below), in the year in which the participant recognizes such income.

          Code Section 162(m) generally disallows a public company's tax deduction for compensation to certain executive officers, defined as "covered employees", in excess of $1 million in any tax year. Compensation that qualifies as "performance based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible even if it exceeds $1 million. As discussed above, the Corporation intends that options granted and performance based restricted stock granted under the 1996 Plan qualify as such "performance based compensation", so that such awards will not be subject to the $1 million deductibility cap of Code Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 1996 Plan will be fully deductible under all circumstances. In addition, other awards under the 1996 Plan, including restricted stock not subject to performance conditions (and possibly LSARs), will not so qualify, so that compensation paid to persons who are covered employees in connection with such awards, to the extent such compensation and other compensation subject to Section 162(m)'s deductibility cap in a given year exceeds $1 million, will be subject to Section 162(m)'s deductibility cap. See "Organization and Compensation Committee Report."

          The foregoing general discussion is intended for the information of shareholders considering their vote with respect to the 1996 Plan and not as tax guidance to participants in the 1996 Plan. This discussion does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.


          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 1996 PLAN.


                                OTHER INFORMATION

OTHER MATTERS
          The Board of Directors does not know of any other matter which is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy intend to vote the same according to their best judgment.

          The enclosed proxy may be revoked by a later-dated proxy, by giving notice to the Secretary of the Corporation in writing prior to the Meeting or by personal notification at the Meeting prior to the voting.

CHANGE IN ACCOUNTANTS
          On July 18, 1995, the Corporation engaged Coopers & Lybrand L.L.P. as its new independent accountants to audit the Corporation's financial statements, replacing Ernst & Young LLP ("E&Y"). This action was approved by the Audit Committee of the Corporation's Board of Directors on July 17, 1995.

          E&Y's report on the Corporation's financial statements for fiscal years 1993 and 1994 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

          During fiscal years 1993 and 1994 and the interim period subsequent to fiscal year 1994, there were no disagreements between the Corporation and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of E&Y, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

          During fiscal years 1993 and 1994 and the interim period subsequent to fiscal year 1994, E&Y did not advise the Corporation that (1) the internal controls necessary for the Corporation to develop reliable financial statements did not exist or (2) information had come to E&Y's attention that led it to no longer be able to rely on management's representations or that made E&Y unwilling to be associated with the financial statements prepared by the Corporation's management or (3) there was a need to expand significantly the scope of its audit, or that information had come to E&Y's attention during such period that, if further investigated, may materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to fiscal year 1994 (including information that may prevent it from rendering an unqualified audit report on those financial statements), or cause E&Y to be unwilling to rely on management's representations or be associated with the Corporation's financial statements, and due to E&Y's dismissal, or for any other reason, E&Y did not so expand the scope of its audit or conduct such further investigations, or (4) information has come to E&Y's attention that it has concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to fiscal year 1994 (including information that unless resolved to E&Y's satisfaction would prevent it from rendering an unqualified audit report on those financial statements) and due to E&Y's dismissal, or for any other reason, the issue had not been resolved to E&Y's satisfaction prior to its dismissal.

          During fiscal years 1993 and 1994 and the interim period subsequent to fiscal 1994, neither the Corporation nor anyone on its behalf consulted Coopers & Lybrand L.L.P. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation's financial statements, and neither a written report nor oral advice was provided to the Corporation by Coopers & Lybrand L.L.P.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Corporation, as well as persons who own more than 10% of a registered class of the Corporation's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. The Corporation believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

EXPENSES OF SOLICITATION
          The cost of this proxy solicitation will be borne by the Corporation. In addition to the use of mail, proxies may be solicited in person or by telephone by employees of the Corporation without additional compensation. The Corporation has engaged D. F. King & Co., Inc. to solicit proxies in connection with the proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to the Corporation of such solicitation is approximately $10,000. The Corporation will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

1998 SHAREHOLDER PROPOSALS

          In order for shareholder proposals for the 1998 Annual Meeting of Shareholders to be eligible for inclusion in the Corporation's proxy statement, they must be received by the Corporation at its principal office in Wyomissing, Pennsylvania, on or before November 10, 1997.

                                            By Order of the Board of Directors



                                            L. M. Tarnoski
                                            Vice President-Secretary

Dated:    March 10, 1997

                                                                      EXHIBIT A

                                V.F. CORPORATION
                          1996 STOCK COMPENSATION PLAN


                                    ARTICLE I
                                     PURPOSE

          1.1 PURPOSE. The purpose of the V.F. Corporation 1996 Stock Compensation Plan (this "Plan") is to strengthen the ability of V.F. Corporation (the "Company") to attract, motivate, and retain employees and directors of superior ability and to more closely align the interests of such employees and directors with those of the Company's shareholders by relating compensation to increases in shareholder value.


                                   ARTICLE II
                               GENERAL DEFINITIONS

          2.1 "AGREEMENT" The written instrument evidencing the grant to a Participant of an Award. Each Participant may be issued one or more Agreements from time to time, evidencing one or more Awards.

          2.2 "AWARD" Any award granted under this Plan.

          2.3 "BOARD" The Board of Directors of the Company.

          2.4 "CHANGE IN CONTROL" A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of regulation 14A, as in effect on the Effective Date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "Person" (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act), except for (A) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a "Trust" or the "Trustee"), and (B) any employee benefit plan of the Company or any Subsidiary, or any entity holding voting securities of the Company for or pursuant to the terms of any such plan (a "Benefit Plan" or the "Benefit Plans"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (ii) there occurs a contested proxy solicitation of the Company's shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Company's then outstanding securities; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger, consolidation or other reorganization involving the Company and officers of the Company, or any entity in which such officers have, directly or indirectly, at least a 5% equity or ownership interest or (y) in a transaction otherwise commonly referred to as a "management leveraged buyout".

          Clause (i) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities solely as the result of an acquisition by the Company or any Subsidiary of voting securities of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Company's then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Company's then outstanding securities by reason of share purchases by the Company or any Subsidiary and shall, after such share purchases by the Company or a Subsidiary, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company, then a Change in Control of the Company shall be deemed to have occurred with respect to such Person under clause (i). Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to occur under clause (i) with respect to any Trust or Benefit Plan.

          Clauses (i) and (ii) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a Change in Control occurred, declare that a Change in Control described in clause (i) or (ii) has become ineffective for purposes of this Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and (y) no person, except for (A) the Trusts, and
(B) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Company's then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.

          2.5 "CODE" The Internal Revenue Code of 1986, as amended, and applicable regulations and rulings issued thereunder.

          2.6 "COMMITTEE" The Committee, appointed by the Board, to administer the Plan in accordance with the provisions in Article IV.

          2.7 "COMMON STOCK" The common stock of the Company as described in the Company's Articles of Incorporation, or such other stock as shall be substituted therefor.

          2.8 "COMPANY" V.F. Corporation, or any successor to the Company.

          2.9 "DATE OF GRANT" The date on which the granting of an Award is authorized by the Committee, unless another date is specified by the Committee or by a provision in this Plan applicable to the Award.

          2.10 "DIRECTOR" A member of the Board who is not an Employee.

          2.11 "DISPOSITION" Any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant's lifetime or upon or after his or her death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

          2.12 "EMPLOYEE" Any employee of the Company or a Subsidiary.

          2.13 "EXCHANGE ACT" The Securities Exchange Act of 1934, as amended, and applicable regulations and rulings issued thereunder.

          2.14 "FAIR MARKET VALUE" The average of the reported high and low sales price of the Common Stock (rounded up to the nearest one-tenth of a dollar) on the date on which Fair Market Value is to be determined (or if there was no reported sale on such date, the next preceding date on which any reported sale occurred) on the principal exchange or in such other principal market on which the Common Stock is trading.

          2.15 "INCENTIVE STOCK OPTION" A Stock Option intended to satisfy the requirements of Section 422(b) of the Code.

          2.16 "LIMITED STOCK APPRECIATION RIGHT" OR "LIMITED RIGHT" The rights specified in Article VIII.

          2.17 "NON-QUALIFIED STOCK OPTION" A Stock Option other than an Incentive Stock Option.

          2.18 "PARTICIPANT" An Employee or Director selected by the Committee to receive an Award.

          2.19 "PERFORMANCE OBJECTIVE" A performance objective established pursuant to Section 9.3 hereof.

          2.20 "RESTRICTED STOCK" Common Stock which is subject to restrictions and awarded to Participants under Article IX of this Plan and any Common Stock purchased with distributions made on the Restricted Stock.

          2.21 "RETIREMENT" Employment separation and commencement of pension benefits under the V.F. Corporation Pension Plan (or any successor plan thereto) on account of early, normal or late retirement thereunder.

          2.22 "RULE 16b-3" Rule 16b-3 under the Exchange Act or any successor thereto.

          2.23 "SECURITIES ACT" The Securities Act of 1933, as amended, and applicable regulations and rulings issued thereunder.

          2.24 "STOCK OPTION" An award of a right to purchase Common Stock pursuant to Article VII.

          2.25 "SUBSIDIARY" A "subsidiary corporation" as defined in Section 424(f) of the Code that is a subsidiary of the Company.


                                   ARTICLE III
                   SHARES OF COMMON STOCK SUBJECT TO THE PLAN

          3.1 COMMON STOCK AUTHORIZED. Subject to the provisions of this Article and Article XI, the total aggregate number of shares of Common Stock that may be issued, pursuant to Awards, shall not exceed 3,000,000 shares (plus additional shares, if any, which, as of the effective date of this Plan or thereafter, are available or become available for award under the Company's 1991 Stock Option Plan and the 1995 Key Employee Restricted Stock Plan); provided, however, that in no event shall the number of shares of Restricted Stock to be awarded either as Service Awards or Performance Awards under this Plan exceed 600,000.

          3.2 LIMITATION OF SHARES. For purposes of the limitations specified in
Section 3.1, the following principles apply: (a) a decrease in the number of shares which thereafter may be issued or transferred for purpose of Section 3.1 shall result from (i) the delivery of shares of Common Stock upon exercise of a Stock Option or payment of cash in settlement of a Limited Stock Appreciation Right in any manner, and (ii) the expiration of all applicable restrictions on Restricted Stock or the conversion of Restricted Stock to stock units under Section 9.5; (b) shares of Common Stock with respect to which Stock Options and Limited Stock Appreciation Rights expire, are canceled without being exercised, or are otherwise terminated may be regranted under this Plan; and (c) if any shares of Common Stock related to an Award are not issued or, for any reason, cease to be issuable or are forfeited, such shares of Common Stock shall no longer be charged against the limitation provided for in Section 3.1 and shall be available again for grant of Awards.

          3.3 SHARES AVAILABLE. At the discretion of the Board or the Committee, the shares of Common Stock to be delivered under this Plan shall be made available either from authorized and unissued shares of Common Stock or shares of Common Stock controlled by the Company, or both; provided, however, that absent such determination by the Board or the Committee to the contrary, in whole or in part, the shares shall consist of the Company's authorized but unissued Common Stock.


                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

          4.1 COMMITTEE. The Plan generally shall be administered by the Organization and Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan, subject to this Article IV. The Committee shall consist of two or more Directors. The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board. In appointing members of the Committee, the Board may consider whether a member is or will qualify as a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an "outside director" within the meaning of

Treasury Regulation 1.62-27(e)(3) under Code Section 162(m), but such members are not required to so qualify at the time of appointment or during their term of service on the Committee. At any time that a member of the Committee does not so qualify, any action of the Committee relating to an award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, or relating to an award intended by the Committee to constitute "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Directors who so qualify as a "Non-Employee Director" or "outside director" (whichever may apply), or (ii) by the Committee but with each such member who does not so qualify as a "Non-Employee Director" or "outside director" (whichever may apply) abstaining or recusing himself or herself from such action, provided that at least two Directors serving on the Committee remain qualified to act. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-qualified member(s), shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, the Board may perform any function of the Committee under the Plan, including transactions with respect to Directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

          4.2 POWERS. The Committee has discretionary authority to determine the Employees and Directors to whom, and the time or times at which, Awards shall be granted. The Committee also has authority to determine the amount of shares of Common Stock that shall be subject to each Award and the terms, conditions, and limitations of each Award, subject to the express provisions of this Plan. The Committee shall have the discretion to interpret this Plan and to make all other determinations necessary for Plan administration. The Committee has authority to prescribe, amend and rescind any rules and regulations relating to this Plan, subject to the express provisions of this Plan. All Committee interpretations, determinations, and actions shall be in the sole discretion of the Committee and shall be binding on all parties. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency.


          4.3 AGREEMENTS. Awards shall be evidenced by an Agreement and may include any terms and conditions not inconsistent with this Plan, as the Committee may determine.

          4.4 NO LIABILITY. No member of the Board, the Committee or any of its delegates shall be liable for any action or determination made in good faith with respect to this Plan, any Award or any Agreement.


                                    ARTICLE V
                                   ELIGIBILITY

          5.1 PARTICIPATION. Participants shall be selected by the Committee from the Employees and Directors. Such designation may be by individual or by class.

          5.2 INCENTIVE STOCK OPTION ELIGIBILITY. A Director shall not be eligible for the grant of an Incentive Stock Option. In addition, no Employee shall be eligible for the grant of an Incentive Stock Option who owns (within the meaning of Section 422(b) of the Code), or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

          5.3 LIMIT ON AWARDS. Awards granted to any Employee shall not exceed in the aggregate during any calendar year (a) 125,000 Stock Options (with or without tandem Limited Rights and inclusive of any Limited Rights granted pursuant to Section

11.2) and (b) 5,000 shares of Restricted Stock (subject in each case to adjustment as provided in Article XI).

                                   ARTICLE VI
                                 FORMS OF AWARDS

          6.1 AWARD ELIGIBILITY. The forms of Awards under this Plan are Stock Options as described in Article VII, Limited Stock Appreciation Rights as described in Article VIII, and Restricted Stock as described in Article IX. The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards, or in exchange for the grant of new Awards or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards.


                                   ARTICLE VII
                                  STOCK OPTIONS

          7.1 EXERCISE PRICE. The exercise price of Common Stock under each Stock Option shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

          7.2 TERM. Stock Options may be exercised as determined by the Committee, provided that Incentive Stock Options may in no event be exercised later than 10 years from the Date of Grant or granted later than 10 years from the date of adoption of this Plan. During the Participant's lifetime, only the Participant may exercise an Incentive Stock Option. The Committee may amend the terms of an Incentive Stock Option at any time to include provisions that have the effect of changing such Incentive Stock Option to a Non-qualified Stock Option, or vice versa (to the extent any such change is permitted by applicable law).

          7.3 METHOD OF EXERCISE. Upon the exercise of a Stock Option, the exercise price shall be payable in full in cash or an equivalent acceptable to the Committee. No fractional shares shall be issued pursuant to the exercise of a Stock Option, and no payment shall be made in lieu of fractional shares. At the discretion of the Committee and provided such payment can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the exercise price may be paid by assigning and delivering to the Company shares of Common Stock or a combination of cash and such shares equal in value to the exercise price. Any shares so assigned and delivered to the Company in payment or partial payment of the exercise price shall be valued at the closing market price of the Common Stock on the principal exchange or in such other principal market on which the Common Stock is trading on the exercise date. In addition, at the request of the Participant and to the extent permitted by applicable law, the Company in its discretion may selectively approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Company the exercise price of the Stock Options being exercised, and the Company, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.

          7.4 LIMITATION OF INCENTIVE STOCK OPTIONS. With respect to Incentive Stock Options, the aggregate Fair Market Value (determined at the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all stock option plans of the Company and its Subsidiaries) shall not exceed $100,000, or such other amount as may be prescribed under the Code. If any Stock Option intended to be an Incentive Stock Option fails to so qualify, including under the requirement set forth in this Section 7.4, such Stock Option shall be deemed to be a Non-qualified Stock Option and shall be exercisable in accordance with the Plan and the Stock Option's terms.

                                  ARTICLE VIII
                        LIMITED STOCK APPRECIATION RIGHTS

          8.1 GRANT. The grant of Limited Stock Appreciation Rights under this Plan shall be subject to the terms and conditions of this Article VIII and shall contain such additional terms and conditions, not inconsistent with the express provisions of this Plan, as the Committee shall deem desirable. A Limited Right is a stock appreciation right which is effective only upon a Change in Control (as defined in Section 2.4) and is payable only in cash. The amount of payment to which any grantee of such a Limited Right shall be entitled upon exercise shall be equal to the difference between the exercise price per share of any Common Stock covered by a Stock Option in connection with, whether or not in tandem, such Limited Right and the "Market Price" of a share of Common Stock. For purposes of this Section 8.1, the term "Market Price" shall mean the greater of (i) the highest price per share of Common Stock paid in connection with the Change in Control and (ii) the highest price per share of Common Stock reflected in the NYSE Transactions Report during the sixty day period prior to the Change in Control. If the Limited Rights are exercised, the tandem Stock Options shall cease to be exercisable to the extent of the Common Stock with respect to which such Limited Rights are exercised.


                                   ARTICLE IX
                                RESTRICTED STOCK

          9.1 TYPES OF AWARD. The Committee, in its discretion, is authorized to grant Awards of Restricted Stock either as Service Awards or Performance Awards. As used herein, the term "Service Award" refers to any Award of Restricted Stock described in Section 9.2 and the term "Performance Award" refers to any Award of Restricted Stock described in Section 9.3. Restricted Stock shall be nontransferable until such time as all of the restrictions underlying the Award have been satisfied.

          9.2 SERVICE AWARD. The Committee may grant shares of Restricted Stock to a Participant subject to the Participant's continuous, uninterrupted service with the Company or a Subsidiary for a period (which shall not be less than one year) specified by the Committee.

          9.3 PERFORMANCE AWARD. The Committee may grant Restricted Stock to a Participant upon the attainment of a Performance Objective as follows: No later than ninety (90) days after the commencement of each fiscal year of the Company, the Committee, in its sole discretion, may establish (a) a Performance Award target for a Participant for such fiscal year and (b) with respect to such Participant one or more Performance Objectives to be satisfied prior to the Participant's becoming entitled to a Performance Award for such fiscal year. Any Performance Objective shall be comprised of specified annual corporate, business group or divisional levels of one or more of the following performance criteria: earnings per share; net earnings; pretax earnings; operating income; net sales; market share; balance sheet measurements; cash return on assets; book value; shareholder return, or return on average common equity. In establishing the level of Performance Objective to be attained, the Committee may disregard or offset the effect of such factors as extraordinary and/or nonrecurring items as determined by the Company's outside accountants in accordance with generally accepted accounting principles and changes in accounting standards as may be required by the Financial Accounting Standards Board. Performance Awards may also be granted in the sole discretion of the Committee, when the Company's performance, as measured by one or more of the criteria enumerated in this
Section 9.3, as compared to peer companies, equals or exceeds an objective target established by the Committee not later than ninety (90) days after the commencement of the fiscal year for which the Award is to be granted. No Performance Award shall be made to a Participant for a fiscal year prior to written certification by the Committee of attainment of the Performance Objective(s) applicable to such Participant. Notwithstanding attainment of the applicable Performance Objective or any provisions of this Plan to the contrary, the Committee shall have the power, in its sole discretion, to (a) exercise negative discretion to reduce the Performance Award to a Participant for any fiscal year to zero or such other amount as it shall determine and (b) impose service requirements which must be fulfilled by the Participant subsequent to the attainment of the Performance Objective.

          9.4 DELIVERY. If a Participant, with respect to a Service Award, continuously remains in the employ of the Company or a Subsidiary for the period specified by the Committee, or, with respect to a Performance Award, fulfills the requirements of the Performance Objective and any service requirements as may be imposed by the Committee, the shares awarded to such Participant shall be delivered to such Participant without any restrictions promptly after the applicable event. The foregoing notwithstanding, the Committee may determine that the restricted period shall be deemed to end or have ended on an accelerated basis at the time of the Participant's death while employed or serving as a director or upon the Participant's termination of employment or service due to disability or following a Change in Control.

          9.5 SHAREHOLDER RIGHTS. Except as otherwise provided in this Plan, each Participant shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Company, including the right to vote the Restricted Stock; provided, however, that all distributions payable with respect to the Restricted Stock shall be retained by the Company and reinvested in additional shares of Common Stock to be issued in the name of the Participant. Any shares of Common Stock acquired as a result of reinvestment of such distributions shall also be Restricted Stock subject to the terms and conditions of this Plan.

          9.6 DEFERRAL OF RECEIPT. The Committee may, in its sole discretion, permit Participants to convert their Restricted Stock into an equivalent number of stock units as of the date on which all applicable restrictions pertaining to the Restricted Stock would either lapse or be deemed satisfied (the "Vesting Date"). Any such request for conversion must (a) be made by the Participant at least six months prior to the Vesting

Date and (b) specify a deferral date which is no earlier than the earlier of (i) the Participant's termination of employment or (ii) the first anniversary of the Vesting Date. A "stock unit" shall equal in value one share of Common Stock and shall be payable by the Company in cash or by delivery of a share, as determined by the Committee. Until paid to a Participant, all stock units shall represent unfunded and unsecured obligations of the Company with respect to which a Participant would have rights no greater than those of a general creditor. Stock units may also be increased by the crediting of dividend equivalents, whereby each stock unit is credited with an amount equal to, and at the time of, the dividend paid on one share of Common Stock and the aggregate amount of such deemed dividends is treated as reinvested in shares of Common Stock at Fair Market Value.


                                    ARTICLE X
                       FORFEITURE AND EXPIRATION OF AWARDS

          10.1 TERMINATION OF EMPLOYMENT OR SERVICE. Subject to the express provisions of this Plan and the terms of any applicable Agreement, the Committee, in its discretion, may provide for the forfeiture or continuation of any Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee or Director. In the absence of Committee action or except as otherwise provided in an Agreement, the following rules shall apply:

          (a) with respect to Stock Options granted to Employees, in the event of Retirement, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Options or 36 months (12 months in the case of Incentive Stock Options) following the date of Retirement; in the event of permanent and total disability, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Option or 12 months following the date of permanent and total disability; in the event of death, Stock Options held at the time of death by the Participant may be exercised by the estate or beneficiary of such Participant until the expiration of the earlier of the remaining term of such Stock Options or three years from the date of death; in the event of the Participant's voluntary separation of employment, the Stock Options shall terminate and be forfeited as of the date of separation of employment; in the event of the Participant's involuntary separation of employment, the Stock Option shall be exercisable until the end of the period of the Participant's receipt of installments of severance pay, if any, from the Company; in the event of an involuntary separation of employment without severance pay or if severance pay is paid in a lump sum, the Stock Options shall not be exercisable after the date of separation of employment;


          (b) with respect to Limited Rights granted to Employees, in the event of Retirement or permanent and total disability, the Limited Rights shall continue in effect for six months following separation of service, and such Limited Rights may be exercised during such six month period; in the event of the Participant's death or voluntary separation of service, the Limited Rights shall terminate as of the date of separation from employment; provided that Limited Rights pursuant to Section 8.1 may be exercised in accordance with their terms by the holder thereof who separated from employment following a Change in Control, without respect to the separation of employment of such holder; and


          (c) with respect to Restricted Stock granted to Employees, in the event of a Participant's voluntary or involuntary separation before the expiration of the employment period specified by the Committee, with respect to Service Awards, or before the fulfillment of the Performance Objective and any other restriction imposed by the Committee, with respect to Performance Awards, the shares of Restricted Stock shall be returned to the Company and shall be deemed to have been forfeited by the Participant as of the date of such separation.

      10.2 LEAVE OF ABSENCE. With respect to an Award, the Committee may, in its sole discretion, determine that any Participant who is on leave of absence for any reason shall be considered to still be in the employ of the Company, provided that rights to such Award during a leave of absence shall be limited to the extent to which such rights were earned or vested when such leave of absence began.


                                   ARTICLE XI
                              ADJUSTMENT PROVISIONS

          11.1 SHARE ADJUSTMENTS. If the number of outstanding shares of Common Stock is increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional, new, or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock or other securities, an appropriate adjustment in order to preserve the benefits or potential benefits intended to be made available to the Participants may be made, in the discretion of the Committee, in all or any of the following (i) the maximum number and kind of shares provided in Section 3.1 and the number of Awards that may be granted to an employee in the specified period under Section 5.3; (ii) the number and kind of shares or other securities subject to then outstanding Awards; and (iii) the price for each share or other unit of any other securities subject to then outstanding Awards. The Committee may also make any other adjustments, or take such action as the Committee, in its discretion, deems appropriate in order to preserve the benefits or potential benefits intended to be made available to the Participants. Any fractional share resulting from such adjustment may be eliminated.

          11.2 CORPORATE CHANGES. Subject to Article XIII, upon (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger, or consolidation (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving Company and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) of the Company with one or more corporations, following which the Company is not the surviving Company (or survives only as a subsidiary of another Company in a transaction in which the shareholders of the parent of the Company and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the transaction);
(iii) the sale of all or substantially all of the assets of the Company; or (iv) the occurrence of a Change in Control, subject to the terms of any applicable Agreement, the Committee serving prior to the date of the applicable event may, to the extent permitted in Section 3.1 of this Plan, in its discretion and without obtaining shareholder approval, take any one or more of the following actions with respect to any Participant:

          (a) accelerate the exercise dates of any or all outstanding Awards;

          (b) grant Limited Rights to holders of outstanding Stock Options;

          (c) eliminate any and all restrictions with respect to outstanding Restricted Stock;

          (d) pay cash to any or all holders of Stock Options in exchange for the cancellation of their outstanding Stock Options and cash out all outstanding stock units;

          (e) grant new Awards to any Participants; or

          (f) make any other adjustments or amendments to outstanding Awards or determine that there shall be substitution of new Awards by such successor employer Company or a parent or subsidiary company thereof, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices.

          11.3 BINDING DETERMINATION. Adjustments under Sections 11.1 and 11.2 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.

                                   ARTICLE XII
                               GENERAL PROVISIONS

          12.1 NO RIGHT TO EMPLOYMENT. Nothing in this Plan or in any instrument executed pursuant to this Plan shall confer upon any Participant any right to continue in the employ of the Company or a Subsidiary or affect the Company's or a Subsidiary's right to terminate the employment of any Participant at any time with or without cause or any right to continue to serve as a Director of the Company or affect any party's right to remove such Participant as a Director.

          12.2 SECURITIES REQUIREMENTS. The Company shall not be obligated to issue or transfer shares of Common Stock pursuant to an Award unless all applicable requirements imposed by federal and state laws, regulatory agencies, and securities exchanges upon which the Common Stock may be listed have been fully complied with. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.

          12.3 NO RIGHT TO STOCK. No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title, or interest in any shares of Common Stock allocated or reserved under this Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

          12.4 WITHHOLDING. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state, or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Common Stock. Also, at the discretion of the Committee and provided such withholding can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the Participant may (i) direct the Company or Subsidiary to withhold from the shares of Common Stock to be issued or transferred to the Participant the number of shares necessary to satisfy the Company's or Subsidiary's obligation to withhold taxes, such determination to be based on the shares' Fair Market Value as of the date on which tax withholding is to be made, (ii) deliver sufficient shares of Common Stock (based upon the Fair Market Value at the date of withholding) to satisfy the withholding obligations, or (iii) deliver sufficient cash to satisfy the withholding obligations. Participants who elect to use such a stock withholding feature must make the election at the time and in the manner prescribed by the Committee.

          12.5 NO DISPOSITION. No Award under this Plan may be the subject of any Disposition (excluding shares of Common Stock with respect to which all restrictions have lapsed), other than by will or the laws of descent or distribution. Any attempted Disposition in violation of this provision shall be void and ineffective for all purposes. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to transfer a Non-qualified Stock Option (and any related limited right) to (a) a member or members of the Participant's immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Participant's immediate family, (c) a partnership, the partners of which consist exclusively of members of the Participant's immediate family, or (d) any similar entity created for exclusive benefit of members of the Participant's immediate family.

          12.6 SEVERABILITY; CONSTRUCTION. If any provision of this Plan is held to be illegal or invalid for any reason, then the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. Headings and subheadings are for convenience only and not to be conclusive with respect to construction of this Plan.

          12.7 GOVERNING LAW. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the Commonwealth of Pennsylvania, except as may be required by applicable federal law.

          12.8 OTHER DEFERRALS. The Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee including, without limitation, procedures intended to defer taxation on such deferrals until receipt (including procedures designed to avoid incurrence of liability under Section 16(b) of the Exchange Act). Any deferred payment, whether elected by the Participant or specified by an Agreement or by the Committee, may require forfeiture in accordance with stated events, as determined by the Committee.


                                  ARTICLE XIII
                            AMENDMENT AND TERMINATION

          13.1 AMENDMENTS; SUSPENSION; TERMINATION. The Board may at any time amend, suspend (and if suspended, may reinstate) or terminate this Plan; provided, however, that after the shareholders have approved this Plan in accordance with Section 14.1, the Board may not, without approval of the shareholders of the Company, amend this Plan so as to (a) increase the number of shares of Common Stock subject to this Plan except as permitted in Article XI or
(b) reduce the exercise price for shares of Common Stock covered by Stock Options granted hereunder below the applicable price specified in Article VII of this Plan; and provided further, that the Board may not modify, impair or cancel any outstanding Award in a manner that materially and adversely affects a Participant without the consent of such Participant.

                                   ARTICLE XIV
                              DATE OF PLAN ADOPTION

          14.1 DATE OF PLAN ADOPTION. This Plan has been adopted by the Board effective December 3, 1996, subject to shareholder approval. Options may be granted under the Plan prior to such shareholder approval, but if the requisite shareholder approval is not obtained, then the Plan shall become null and void ab initio and of no further force or effect and such Awards shall be canceled. This Plan shall continue in effect with respect to Awards granted before termination of this Plan and until such Awards have been settled, terminated or forfeited.

                                 VF CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints M.J. McDonald and L.R. Pugh, and each of them, proxies of the undersigned, with power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the undersigned on February 24, 1997, at the Annual Meeting of Shareholders of VF Corporation to be held on April 15, 1997, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting.

ELECTION OF DIRECTORS                     Change of Address and Comments

                                          -------------------------------------
Nominees:                                 -------------------------------------
  For a 2-year term:   William E. Pike    -------------------------------------
                                          -------------------------------------
  For a 3-year term:   Robert J. Hurst    -------------------------------------
                       M. Rust Sharp      -------------------------------------
                       L. Dudley Walker   (If you have written in the above
                                          space, please mark the corresponding
                                          box on the reverse side of this card.)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND            SEE REVERSE
RETURN THIS CARD.                                                      SIDE

          PLEASE MARK YOUR
          VOTES AS IN THIS
          EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF THE 1996 STOCK COMPENSATION PLAN.

-------------------------------------------------------------------------------
         DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 1
-------------------------------------------------------------------------------


                                                             FOR AGAINST ABSTAIN
1.  Election of Directors.         2.  PROPOSAL 1 --         [ ]   [ ]     [ ]
                                       Approval of the 1996
      FOR   WITHHELD                   Stock Compensation
      [ ]     [ ]                      Plan.
FOR, except vote withheld from
the following nominee(s):

______________________________                  Change of Address/
                                                Comments on Reverse Side

                                       PLEASE SIGN, DATE AND RETURN YOUR PROXY
                                       PROMPTLY IN THE ENCLOSED ENVELOPE. NO
                                       POSTAGE REQUIRED IF MAILED IN THE UNITED
                                       STATES.

                                       NOTE:     Please sign name(s) exactly as
                                                 printed hereon. Joint owners
                                                 should each sign. When signing
                                                 as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such.


                                       ---------------------------------------

                                       ---------------------------------------
                                        SIGNATURE(S)          DATE

                                 VOTING REQUEST

TO: VF CORPORATION PENSION PLAN COMMITTEE (THE "COMMITTEE"), ADMINISTRATOR OF THE VF EXECUTIVE DEFERRED SAVINGS PLAN (THE "PLAN")

          As a participant in the Plan with certain Basic and/or Matching Deferrals being credited with gains and losses as if invested in the VF Corporation Stock Fund, and in accordance with the Committee's procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant's Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:

ELECTION OF DIRECTORS
          THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

Nominees:   Robert J. Hurst, William E. Pike, M. Rust Sharp and L. Dudley Walker

            VOTE FOR all nominees listed                VOTE WITHHELD
   [ ]      above, except vote withheld from       [ ]  from all nominees
            individual nominees as follows:             follows (if any):

            --------------------------
            --------------------------

PROPOSAL 1 - APPROVAL OF 1996 STOCK COMPENSATION PLAN
          THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR APPROVAL OF THE 1996 STOCK COMPENSATION PLAN.



              FOR                    AGAINST                      ABSTAIN

              [ ]                      [ ]                          [ ]


          I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the Election of Directors and FOR the 1996 Stock Compensation Plan. I further understand that this Committee, pursuant to its discretionary powers under the Plan, may reject this request and direct the trustee to vote the shares in a contrary manner.

Signature of Participant:

-----------------------------
Dated: __________________, 1997






                                                PLEASE SIGN, DATE AND RETURN
                                                THESE INSTRUCTIONS PROMPTLY
IMPORTANT:  Please sign and date                IN THE ENCLOSED ENVELOPE.  NO
these instructions exactly as your              POSTAGE REQUIRED IF MAILED IN
name appears hereon.                            THE UNITED STATES.

[VF LOGO]


March 10, 1997


To All Participants in the Tax-Advantaged Savings Plan:

          The Annual Meeting of Shareholders of VF Corporation will be held in Wyomissing, Pennsylvania on April 15, 1997. As a participant in the VF Tax-Advantaged Savings Plan for Salaried Employees (the "Plan"), you have a right to vote, through the Plan's Trustee, all shares standing to your credit in the Trust on February 24, 1997, the record date for voting at this year's Annual Meeting of Shareholders.

          Enclosed with this letter is the 1996 Annual Report of VF Corporation; the Proxy Statement, which describes the matters to be voted upon at the Annual Meeting; a Voting Instruction Card, which will permit you to vote the shares allocated to your account in the Plan; and a stamped, pre-addressed return envelope. You may exercise your right to vote by specifying your choices on the enclosed Voting Instruction Card and by signing and forwarding the Card to the Trustee in the enclosed envelope. The return envelope needs no postage if mailed in the United States. Your vote will be tabulated by UMB Bank, N.A., Trustee for the Plan, and voted by the Trustee, thereby preserving the confidentiality of your vote.

          Any shares of VF Corporation stock held by you as a shareholder apart from the Tax-Advantaged Savings Plan should be voted by execution of a proxy.

          If your Voting Instruction Card is not returned timely to the Trustee, the shares allocated to your account will be voted by the Trustee in the same proportion as the shares with respect to which such instructions are received from other participants in the Plan.


                       By Order of the Board of Directors



                                 L. M. Tarnoski
                            Vice President-Secretary


                             YOUR VOTE IS IMPORTANT
                    YOU ARE URGED TO SIGN, DATE AND PROMPTLY
               RETURN YOUR INSTRUCTIONS IN THE ENCLOSED ENVELOPE.

                                     [FRONT]

                             VOTING INSTRUCTION CARD

                                 VF CORPORATION

          INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VF CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO:       UMB Bank, N.A.,
          Trustee for the VF Corporation Tax-Advantaged Savings Plan for Salaried Employees (the "Plan")

          The undersigned hereby instructs the Trustee to vote, in person or by proxy, the Common and/or Series B ESOP Convertible Preferred Stock held by it and credited to my account under the Plan at the 1997 Annual Meeting of Shareholders of VF Corporation to be held on April 15, 1997, and at any adjournments thereof.

ELECTION OF DIRECTORS

          THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

Nominees:

          For a 2-year term: William E. Pike

          For a 3-year term: Robert J. Hurst, M. Rust Sharp and L. Dudley Walker

          VOTE FOR all nominees listed           VOTE WITHHELD from all
          above, except vote withheld            nominees.
          from individual nominees as
          follows (if any):
          ------------------------------
          ------------------------------



PROPOSAL 1 - APPROVAL OF THE 1996 STOCK COMPENSATION PLAN

          THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR APPROVAL OF THE 1996 STOCK COMPENSATION PLAN.

                  FOR         AGAINST           ABSTAIN


                     (Continued and to be signed on reverse)

(Continued from the other side)


          These instructions when properly executed and received timely by the Trustee will be followed by the Trustee in voting the shares of Common and/or Series B ESOP Convertible Preferred Stock held by it and credited to the account of the undersigned participant. If you return this card properly signed but do not otherwise specify your choices, shares will be voted FOR the Election of Directors and FOR approval of the 1996 Stock Compensation Plan. If you do not return this card timely, your shares will be voted by the Trustee in the same proportion as the shares with respect to which such instructions are received from other participants in the Plan.



Signature of Participant:


--------------------------------


Dated: _____________________, 1997


IMPORTANT: Please sign and date these
instructions exactly as your name appears hereon.


PLEASE SIGN, DATE AND RETURN THESE
INSTRUCTIONS PROMPTLY IN THE ENCLOSED
ENVELOPE. NO POSTAGE REQUIRED IF
MAILED IN THE UNITED STATES.